Exhibit 10.10
CHANGE IN CONTROL AGREEMENT
     THIS AMENDED AGREEMENT entered into as of October 1, 2007, by and between GATEWAY BANK & TRUST CO., a North Carolina banking corporation (the “Bank”) and MATTHEW D. WHITE (the “Employee”)
     For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Term. The initial term of this Agreement shall be for the period commencing upon June 1, 2007, and ending three calendar years from that date. On each anniversary of the commencement of the term of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the Employee is received 90 days prior to an anniversary date advising the other that this Agreement shall not be further extended; provided that the Bank shall review the Employee’s performance annually and make a specific determination pursuant to such review to renew this Agreement prior to the 90 days’ notice.
     2. Change in Control. (a) In the event of a termination of the Employee’s employment with the Bank in connection with, or within twelve (12) months after, a “Change in Control” (as defined in Subparagraph (e) below), for reason of a Termination Event other than for “Cause” (as defined in Subparagraph (b) below), the Employee shall be entitled to receive from the Bank the amount set forth in Subparagraph (d) below. Said sum shall be payable as provided in Subparagraph (f) below.
          (b) For purposes of this Agreement, termination for “Cause” shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.
          (c) The Employee shall have the right to terminate employment with the Bank upon the occurrence of any of the following events (the “Termination Events”) within twelve (12) months following a Change in Control:
     (i) The Employee is assigned any duties and/or responsibilities that are inconsistent with the Employee’s position, duties, responsibilities or status at the time of the Change in Control or with the Employee’s reporting responsibilities or titles with the Bank in effect at such time; or
     (ii) The Employee’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or
     (iii) The Employee’s life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Employee as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or
     (iv) The Employee is transferred to a location which is an unreasonable distance from the Employee’s current principal work location, without the Employee’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.
     (d) In the event that the Employee’s employment is terminated as set forth in Paragraph 2(a) or in the event that the Employee terminates employment pursuant to this Paragraph 2, the Bank will be obligated to pay or cause to be paid to the Employee an amount equal to one half (1/2) times the Employee’s annual “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
     (e) For the purpose of this Agreement, the term “Change in Control” shall mean:
     (i) Any person, or more than one person acting as a group, accumulates ownership of the common stock of Gateway Financial Holdings, Inc. (“Gateway Financial”) constituting more than 50% of the total fair market value or total voting power of Gateway Financial’s common stock,
     (ii) Any person, or more than one person acting as a group, acquires within a 12-month period ownership of Gateway Financial’s common stock possessing 30% or more of the total voting power of Gateway Financial’s common stock;
     (iii) A majority of Gateway Financial’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Gateway Financial’s Board of Directors before the date of appointment or election, or
     (iv) Within a 12-month period, any person, or more than one person acting as a group, acquires assets from Gateway Financial having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Gateway Financial immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of Gateway Financial’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets
Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or a similar transaction, involving Gateway Financial. Notwithstanding the other provisions of this Paragraph 2, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Employee and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.
     (f) Such amounts payable pursuant to this Paragraph 2 shall be paid, at the option of the Employee, either in one lump sum or in equal monthly payments over six months, such payment to be made, or to begin, by the end of the month following the date of termination.
     (g) Following a Termination Event which gives rise to the Employee’s rights hereunder, the Employee shall have twelve (12) months from the date of the Change in Control to terminate employment with the Bank pursuant to this Paragraph 2. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation) of written notice of termination that describes the Change in Control and Termination Event. If the Employee does not so terminate employment within such twelve-month period following the date of the Change in Control, the Employee shall thereafter have no further rights, if any, hereunder.
     (h) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Employee. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Employee which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code shall be modified or reduced to the extent deemed to be necessary by the Bank’s Board of Directors to avoid the imposition of excise taxes on the Employee under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280G of the Code.
     (i) In the event any dispute shall arise between the Employee and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 2, whether instituted by formal legal proceedings or otherwise, including any action taken by the Employee to enforce the terms of this Paragraph 2 or in defending against any action taken by the Bank, the Bank shall reimburse the Employee for all costs and expenses incurred in such proceedings or actions, including reasonable attorney’s fees, in the event the Employee prevails in any such action.
     3. Effect of Agreement on Employment Status of Employee. This Agreement shall not confer on the Employee any right to employment with the Bank or to a position as an officer or an employee of the Bank, nor shall it limit the right of the Bank to remove the Employee from any position held by the Employee or to terminate the Employee’s employment at any time.
     4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.
     5. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Employee and the Bank, except as herein otherwise provided. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with a condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
     6. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the law of North Carolina, except to the extent that federal law shall be deemed to apply.
     7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     8. Previous Agreement. This Agreement replaces the change in control compensation agreement between the Officer and The Bank of Richmond, N.A., the predecessor of the Bank, dated October 20, 2006.
[Signatures are on the following page.]

     IN WITNESS WHEREOF, the parties have amended this Agreement as of the day and year first written above.

GATEWAY BANK & TRUST CO.
By:	/s/ David R. Twiddy
David R. Twiddy, President

EMPLOYEE
/s/ Matthew D. White
Matthew D. White

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